Exhibit 10.2

CONFIDENTIAL

August 2, 2006

David B. Crean

403 Meadow Watch Lane

Atlanta, GA 30350

Dear David:

This letter is to confirm the agreement between you and Vignette Corporation (the “Company”) regarding your separation from the Company. Your full-time employment with the Company will end on August 15, 2006 (the “Termination Date”). All of the provisions of this letter (“Letter Agreement”) are subject to, and conditioned upon, your signing and returning to us a copy of the Letter Agreement, and complying with its terms.

This Agreement may not be changed or altered, except by a written document signed by you and the Company. This Agreement is entered into in the State of Texas and the laws of the State of Texas will apply to any dispute concerning it. If any clause of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of this Agreement. This Agreement constitutes the entire understanding between you and the Company and supersedes all other agreements or understandings, either verbal or written.

1.	Upon the effective date of this Letter Agreement, the Company will extend a severance payment to you representing wages in lieu of notice, in the amount of up to a maximum of thirty-nine (39) weeks of base pay (the “Severance Payment Period”). This severance payment will be made to you on a bi-weekly basis (following Vignette’s current pay period schedule). If you are rehired by Vignette or if you are hired by any other employer, at any time during the severance payment period, your severance payments will cease as of the effective date of your such hire, provided that if your base salary is less than the bi-weekly amount of your severance payment, Vignette will continue to pay to you the amount of the difference between the amounts for the duration of the Severance Payment Period.

In the event that you are hired by any other employer during the Severance Payment Period, and if such hire eliminates the obligation of Vignette to continue the severance payment set forth in 1. above, (the “New Position”) then you will receive an additional lump sum severance payment determined as follows: $30,000.00 x weeks remaining in the Severance Payment Period / 39.

3.	With respect to your stock option and restricted stock grants, your vesting will end August 15, 2005 (the Termination Date). After the Termination Date, you will have 90 days in which to exercise any options in which you are vested.

4.	Upon your Termination Date, but not contingent upon signing the Letter Agreement, the Company will pay you all current accrued but unused vacation time, less all applicable withholdings. You will also receive payment of your Executive Performance Bonus for the first half of 2006 (estimated to be approximately $18,000.00 for the two thirds of the eligible bonus based on the company’s performance, with an additional discretionary amount to be determined by the CEO which will be paid on a basis consistent with other executives) and reimbursement for any outstanding eligible business expenses incurred up to and including your Termination Date.

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5.	Under the provisions of the group medical, dental, and vision insurance plans, your employee benefits are in effect until the end of the month in which your Termination Date occurs. However, if you elect to continue your health insurance coverage under COBRA following the end of the month in which your Termination Date occurs, then, in addition, the Company will pay the monthly premium under COBRA until the earlier of the end of the Severance Payment Period or your obtaining of medical, dental, and vision insurance through a new employer. If you are not employed at the end of the Severance Payment Period, you will be eligible for nine (9) months of additional coverage pursuant to COBRA at your own expense after that date.

6.	With respect to your Employee Stock Purchase Plan (if applicable), all amounts deducted from payroll for participation in the current purchase period (July 31, 2007 - January 31, 2008) will be refunded to you upon your Termination Date. This payment is not contingent upon your signing this Letter Agreement. Upon your Termination Date, you will no longer be eligible to participate in this plan.

6.	You agree that prior to the execution of this Letter Agreement you were not entitled to receive any further monetary payments and benefits as specified in paragraphs 1-5 from the Company, and that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Letter.

7.	In exchange for the Company providing you with the above-referenced severance and other good and valuable consideration set forth herein, you hereby waive all claims against the Company, and release and discharge the Company from liability for any claims and damages that you may have against it as of the date of this Agreement, whether known or unknown including, but not limited to, any claims arising out of your employment relationship with the Company and any of the Company’s subsidiaries, or violations of any federal, state or local fair employment practices law, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act and the Americans With Disabilities Act. You also agree not to initiate any civil actions to assert such claims. You understand that the consideration provided to you under the terms of this Agreement does not constitute an admission by the Company that it has violated any such law or legal obligation.

8.	The parties also represent that they are not aware of any claim by either of them other than the claims that are released by this Agreement. The Company also represents that as of the date of this letter, it is not aware of any other claim which it may have against you. With regard to your personnel file and any internal or external communications, your separation from the Company will be noted as voluntary.

9.	You agree that you will not disclose or cause to be disclosed in any way, any confidential information or documents relating to your employment with the Company, the operations of the Company, the terms of this Agreement, other than general acknowledgement of the restrictive covenants set forth in Sections 13, 14 and 15 as may be required to comply with such covenants or if specifically requested by prospective employers, or for the purpose of enforcing this Agreement should that ever be necessary.

10.	You agree that prior to the Termination Date, you will return all Company property in your possession. You also understand and agree that all files, papers, memoranda, letters, handbooks

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and manuals, facsimiles and other communications that were written, authorized, signed, received or transmitted during your employment, whether electronic or otherwise, are and remain the property of the Company and, as such, are not to be removed from the Company’s offices.

11.	To the extent consistent with applicable law, you also agree not to initiate any administrative or other legal action against the Company or against any current or former officers, directors, or employees, to assert such claims and, further, to the extent any such action has or may be brought by you or on your behalf by any third party, you agree to waive your right to any form of recovery in such action, including monetary damages or any other form of relief, including attorneys’ fees and costs.

12.	At all times and in the future, you will remain bound by the Company’s Proprietary Information and Inventions Agreement signed by you upon your employment with Vignette.

13.	Both parties (you and the Company) agree that they will not disclose to others the facts or terms of this Letter, except that both parties may disclose such information to their families, to attorneys or accountants in order for such individuals to render services, as required based on your status as a section 16 Officer of the Company, as otherwise required by law, and in an action to enforce the terms of this Letter.

14.	You agree that you will neither solicit for employment, nor hire, or cause others to solicit for employment or hire, any salaried employee of the Company who is presently or hereafter employed by the Company, or any other employee of the Company who had access to confidential or proprietary information or trade secrets of the Company, during the nine (9) month period following your Termination Date. You further agree, during the nine (9) month period following your Termination Date, not to solicit any clients of the Company for any business opportunity that is competitive with the products and services of the company.

15.	For a period of 6 months from the Termination Date you agree not to provide services as an employee, agent, independent contractor, general partner, officer or director for any of the following companies: Interwoven, Broadvision, Plumtree, IBM, or EMC/Documentum. Provided however, you may engage with such companies if you receive the prior, written approval of the Company’s General Counsel. Provided further, you shall not be prohibited from such employment if it involves an activity that is not competitive with the Company.

16.	The Company agrees to provide you with a mutually agreeable reference letter for your use with prospective employers and will provide you with placement assistance provided through Right Associates at a cost not to exceed $2500.00.

17.	You agree that except as expressly provided in this Letter, this Letter renders null and void any and all prior arrangements, either written or oral, between you and the Company, with the exception of the Company’s Proprietary Information and Inventions Agreement referred to in paragraph 12 above and the terms of any benefit plan, Corporate Credit Card Account (including severance payment deductions for monies owed Vignette for payment of Guaranty Card Accounts on the employee’s behalf, except where prohibited by State Law), Sales Compensation Policy, stock plan, or stock agreement.

Please indicate your agreement with the above terms by signing below. As noted above, your eligibility for the benefits offered under this Agreement (except where otherwise stated) is subject to, and conditioned upon, your executing a copy of this Agreement and returning it along with all Company equipment (in good condition) to Vignette. You may wish to consult an attorney as part of

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your consideration of this severance agreement and the Agreement shall be effective seven days after you sign it.

Sincerely,

Bryce Johnson
SVP and General Counsel
Vignette Corporation

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My signature below signifies my agreement with the above terms. I understand and acknowledge that notwithstanding any other provision of this or any other Agreement, my employment with the Company constitutes “at-will” employment. I acknowledge that this employment relationship may be terminated, at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice. Furthermore, I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I acknowledge that I have been given forty-five (45) days to review the document before signing. I also acknowledge that I can take an additional seven (7) days after signing it to revoke my agreement, by notifying the Company in writing within that seven (7) day period, addressed to VP – Worldwide Human Resources’ attention.

I acknowledge that I have read and understand the foregoing Letter Agreement and that I sign this release of all claims voluntarily, with full appreciation that I am forever foreclosed from pursuing any of the rights I have waived. I will return the signed Agreement to Gayle Wiley (VP - Worldwide Human Resources) within forty-five (45) days of receipt.

8/2/06

David B. Crean	Date

Please return signed agreement to the following address:

Gayle Wiley

VP–Worldwide Human Resources

Vignette Corporation

1301 S. MoPac Expy, Suite 100

Austin, Texas 78746

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